EXHIBIT 5.1

WHITE & MCDERMOTT, P.C.
65 William Street
Wellesley, MA 02481

January 3, 2002

Novavax, Inc.
8320 Guilford Road
Columbia, MD 21046

Gentlemen:

     We have assisted with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 860,490 shares of common stock, $.01 par value (the “Common Stock”), of Novavax, Inc. (the “Company”). Five Hundred Thousand of these shares may be acquired by King Pharmaceuticals, Inc. pursuant to the terms of a 4% Convertible Senior Note dated September 7, 2001 (the “December 2000 Note”) issued by the Company under a Note Purchase Agreement dated as of December 19, 2000 (the “December 2000 Note Purchase Agreement”) between the Company and King Pharmaceuticals, Inc. (the “December Note Shares”). The remaining Three Hundred Sixty Thousand Four Hundred Ninety shares may be acquired by King Pharmaceuticals, Inc. pursuant to the terms of a 4% Convertible Senior Note dated September 7, 2001 (the “September 2001 Note”) issued by the Company under a September 2001 Note Purchase Agreement dated as of September 7, 2001 (the “September 2001 Note Purchase Agreement”) between the Company and King Pharmaceuticals, Inc. (the “September Note Shares”).

     We have examined the Amended and Restated Certificate of Incorporation, as amended, and the By-laws of the Company and have examined and relied on originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (iii) the authenticity of the originals of the latter documents.

     Based upon and subject to the foregoing, we are of the opinion that the December 2000 Note Shares have been duly and validly authorized for issuance and when issued on the terms contemplated by the December 2000 Note and the December 2000 Note Purchase Agreement, will be fully paid and non-assessable. In addition, based upon and subject to the foregoing, we are of the opinion that the September 2001 Note Shares have been duly and validly authorized for issuance and when issued on the terms contemplated by the September 2001 Note and the September 2001 Note Purchase Agreement, will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

White & McDermott, P.C

By: David A. White